Exhibit 99.1

N E W S    R E L E A S E

One Park Place, Suite 700 ■ 621 Northwest 53rd Street ■ Boca Raton, Florida 33487 ■ www.thegeogroupinc.com

CR-05-11

THE GEO GROUP, INC. REPORTS FIRST QUARTER 2005 RESULTS

•	Achieved Quarterly EPS of $0.29 — Net Income of $2.9 Million

•	Revenue Increased to $154.0 Million from $146.1 Million

Boca Raton, Fla. — May 13, 2005 — The GEO Group, Inc. (NYSE: GGI) (“GEO”) today reported first quarter 2005 earnings of $2.9 million, or $0.29 per share, based on 10.0 million diluted weighted average shares outstanding, compared with $2.3 million, or $0.24 per share, based on 9.7 million diluted weighted average shares outstanding, in the first quarter of 2004. First quarter 2005 earnings include income from continuing operations of $2.8 million, or $0.28 per share, compared to $2.0 million, or $0.21 per share for the same period in 2004. First quarter 2005 earnings also include after-tax income from discontinued operations of $0.1 million, or $0.01 per share, related to GEO’s former contract with the Department of Immigration and Multicultural and Indigenous Affairs (“DIMIA”) in Australia, compared with income of $0.2 million net of tax, or $0.03 per share, for the same period in 2004.

Revenues for the first quarter of 2005 increased to $154.0 million compared with $146.1 million in the first quarter of 2004. First quarter 2005 revenues reflect the strengthening of the Australian dollar and the South African Rand from 2004; higher construction revenue related to the expansion of GEO’s South Bay Correctional Facility in Florida; higher revenues as a result of GEO’s Reeves County Detention Complex and Sanders Estes Unit in Texas being operational for the entire period; the reopening of GEO’s McFarland Community Correctional Facility in California in January of 2005; and contractual adjustments for inflation.

George C. Zoley, Chairman and Chief Executive Officer of GEO, said, “We are pleased with our first quarter financial and operating results, and we are optimistic about our future business opportunities in the areas of correctional and mental health management services. We are specially honored to have been recently selected by the State of Florida to negotiate for the management of the 200-bed South Florida Treatment and Evaluation Center located in Miami, Florida and the development of a new state-of-the-art forensic hospital in its place. The operations contract for the Center is expected to start January 1, 2006 and achieve annual revenue during the first two years of approximately $24 million. With this new contract and other opportunities, we believe that our mental health services will rapidly become a significant portion of our Company’s revenues.”

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Contact: Pablo E. Paez Director, Corporate Relations	1-866-301-4436

2005 Guidance

GEO is revising its second quarter 2005 guidance. GEO expects second quarter 2005 revenues to be in the range of $148 million to $154 million and second quarter 2005 earnings per share to be in the range of $0.40 to $0.42. Second quarter projected earnings per share reflect a tax benefit of $0.17 from the repatriation of foreign earnings in the fourth quarter of 2004 as a result of the American Jobs Creation Act of 2004. Realization of this tax benefit is subject to the passing of pending legislation in the United States Congress clarifying certain technical provisions in the original law. GEO expects income from continuing operations to be in the range of $0.23 to $0.25 per share.

The revision in projected earnings from operations in the second quarter of 2005 is due to a lower census at GEO’s San Diego, California detention facility; increased staff and business development expenses related to GEO’s wholly-owned subsidiary Atlantic Shores Healthcare, Inc. (“ASH”); and a few extraordinary inmate medical cases. GEO is not revising its guidance for the third and fourth quarters of 2005.

“We are revising our second quarter guidance primarily because of a lower census at our San Diego detention facility and a substantial investment that we are making in increased corporate staff and business development activities related to mental health opportunities. While we are disappointed in the present weakness in the census at our facility in San Diego, California, we expect to begin sole source negotiations for a new five-year contract by the end of this month which we anticipate will be finalized early in the third quarter. The increased resources being committed to ASH are necessary for its continued growth and success,” Zoley added.

Conference Call Information

GEO has scheduled a conference call and simultaneous webcast at 2:00 PM (Eastern Time) today to discuss GEO’s 2005 first quarter financial results as well as its progress and outlook. The call-in number for the U.S. is 1-888-396-2298 and the international call-in number is 1-617-847-8708. The participant pass-code for the conference call is 26405330. In addition, a live audio webcast of the conference call may be accessed on the Conference Calls/Webcasts section of GEO’s investor relations home page at www.thegeogroupinc.com. A replay of the audio webcast will be available on the website for one year. A telephonic replay of the conference call will be available until June 13, 2005 at 1-888-286-8010 (U.S.) and 1-617-801-6888 (International). The pass-code for the telephonic replay is 33258171.

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Contact: Pablo E. Paez Director, Corporate Relations	1-866-301-4436

About The GEO Group, Inc.

The GEO Group, Inc. (“GEO”) is a world leader in the delivery of correctional and detention management, health and mental health, and other diversified services to federal, state, and local government agencies around the globe. GEO offers a turnkey approach that includes design, construction, financing, and operations. GEO represents government clients in the United States, Australia, South Africa, New Zealand, and Canada managing 41 facilities with a total design capacity of approximately 36,000 beds.

Safe-Harbor Statement

This press release contains forward-looking statements regarding future events and future performance of GEO that involve risks and uncertainties that could materially affect actual results, including statements regarding estimated earnings, revenues and costs and our ability to maintain growth and strengthen contract relationships. Factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release include, but are not limited to: (1) GEO’s ability to meet its earnings guidance for 2005 given the various risks to which its business is exposed; (2) GEO’s ability to successfully pursue further growth and continue to enhance shareholder value; (3) GEO’s ability to access the capital markets in the future on satisfactory terms or at all; (4) risks associated with GEO’s ability to control operating costs associated with contract start-ups; (5) GEO’s ability to timely open facilities as planned, profitably manage such facilities and successfully integrate such facilities into GEO’s operations without substantial costs; (6) GEO’s ability to win management contracts for which it has submitted proposals and to retain existing management contracts; (7) GEO’s ability to obtain future financing on acceptable terms; (8) GEO’s ability to sustain company-wide occupancy rates at its facilities; and (9) other factors contained in GEO’s Securities and Exchange Commission filings, including the forms 10-K, 10-Q and 8-K reports.

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First quarter financial tables to follow:

Contact: Pablo E. Paez Director, Corporate Relations	1-866-301-4436

The GEO Group, Inc.
Consolidated Statements of Income
For the thirteen weeks ended April 3, 2005
and the thirteen weeks ended March 28, 2004
(In thousands except per share data)

	13 Weeks	13 Weeks
	Ended	Ended
	April 3, 2005	March 28, 2004
		Restated
Revenues	$154,030	$146,058

Operating Expenses	130,953	123,845

Depreciation and Amortization	3,803	3,457

General and Administrative Expenses	11,401	11,191

Operating Income	7,873	7,565

Interest Income	2,336	2,388

Interest Expense	(5,454)	(5,840)
Income Before Taxes, Equity in Earnings
of Affiliates, Discontinued Operations
and Minority Interest	4,755	4,113
Provision for Income Taxes	1,854	1,746
Minority Interest
Equity in Earnings of Affiliates, net of	(184)	(174)
income tax (benefit) of $(16) and $(107)	49	(148)

Income from Continuing Operations	2,766	2,045
Income (loss) from Discontinued Operations, net
of tax (benefit) of $56 and $107	130	249

Net Income	$2,896	$2,294

Basic EPS
Income from Continuing Operations	$0.29	$0.22
Income (loss) from Discontinued Operations	0.01	0.03

Earnings per share — Basic	$0.30	$0.25

Basic Weighted Average Shares Outstanding	9,525	9,333
Diluted EPS
Income from Continuing Operations	$0.28	$0.21
Income (loss) from Discontinued Operations	0.01	0.03

Earnings per share — Diluted	$0.29	$0.24

Diluted Weighted Average Shares Outstanding	10,002	9,712

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Contact: Pablo E. Paez Director, Corporate Relations	1-866-301-4436

The GEO Group, Inc.
Operating Data(1)

	13 Weeks	13 Weeks
	Ended	Ended
	April 3, 2005	March 28, 2004
*Revenue-producing beds	35,266	34,648
*Compensated man-days	3,416,381	3,162,763
*Average occupancy	99.0%	99.6%

(1) Does not include discontinued operations

* Includes South Africa

The GEO Group, Inc.
Consolidated Balance Sheets
April 3, 2005 and January 2, 2005
(In thousands)

	April 3, 2005	January 2, 2005
		Restated
ASSETS
Current Assets
Cash and cash equivalents	$103,148	$92,801
Short-term investments	—	10,000
Accounts receivable, less allowance for doubtful accounts
of $1,266 and $1,170	82,334	94,028
Deferred income tax asset	12,245	12,771
Other current assets	18,101	12,386
Current assets of discontinued operations	—	660

Total current assets	215,828	222,646

Restricted Cash	3,857	3,908
Property and Equipment, Net	194,743	196,744
Direct Finance Lease Receivable	41,972	42,953
Other Non Current Assets	13,093	13,895

	$469,493	$480,146

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$18,802	$21,874
Accrued payroll and related taxes	26,923	25,026
Accrued expenses	43,552	53,077
Current portion of deferred revenue	1,844	1,844
Current portion of long-term debt and non-recourse debt	13,683	13,736
Current liabilities of discontinued operations	1,454	1,609

Total current liabilities	106,258	117,166

Deferred Revenue	3,859	4,320
Deferred Tax Liability	2,345	1,489
Minority Interest	1,294	1,194
Other Non Current Liabilities	19,441	20,724
Long-Term Debt	184,563	185,452
Non-Recourse Debt	41,972	42,953
Total shareholders’ equity	109,761	106,848

	$469,493	$480,146

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Contact: Pablo E. Paez Director, Corporate Relations	1-866-301-4436

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